EXHIBIT 99.2

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2003 and 2002 and for the Years Ended December 31, 2003, 2002 and 2001

and as of April 2, 2004 (unaudited) and for the three months ended April 2, 2004 and April 4, 2003 (unaudited)

REPORT OF INDEPENDENT AUDITORS

To The Board of Directors and Stockholder

of ON Semiconductor Trading Ltd.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholder’s equity (deficit) and of cash flows present fairly, in all material respects, the financial position of ON Semiconductor Trading Ltd. and its subsidiaries (an indirect wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company has extensive transactions and relationships with ON Semiconductor Corporation and its affiliates. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona

February 2, 2004, except for the

third paragraph of Note 2

for which the date is February 9, 2004

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED BALANCE SHEET

	December 31,		April 2, 2004
	2003	2002
			(unaudited)
	(in millions, except share data)
Assets
Cash and cash equivalents	$28.1	$30.8	$31.5
Receivables, net	99.1	73.0	105.6
Inventories, net	147.6	138.1	151.1
Other current assets	9.7	16.3	10.5
Deferred income taxes	1.8	2.8	1.9

Total current assets	286.3	261.0	300.6
Property, plant and equipment, net	6.1	8.8	5.4
Deferred income taxes	0.9	1.3	0.9
Other assets	7.6	4.2	6.8

Total assets	$300.9	$275.3	$313.7

Liabilities and Stockholder’s Equity (Deficit)
Accounts payable	$48.5	$24.0	$49.6
Accrued expenses	28.8	21.2	30.0
Due to affiliates	73.0	76.7	57.9
Income taxes payable	1.4	0.7	2.1
Deferred income on sales to distributors	47.0	52.9	60.3

Total current liabilities	198.7	175.5	199.9
Other long-term liabilities	3.5	2.0	3.3
Notes payable to parent	104.7	160.3	94.6

Total liabilities	306.9	337.8	297.8

Commitments and contingencies (See Note 12)	—	—	—

Common stock ($0.01 par value, 50,000 shares authorized, 12,000 shares issued and outstanding)	—	—	—
Additional paid-in capital	40.4	40.4	40.4
Accumulated other comprehensive income	0.6	0.5	0.7
Accumulated deficit	(47.0)	(103.4)	(25.2)

Total stockholders’ equity (deficit)	(6.0)	(62.5)	15.9

Total liabilities and stockholder’s equity (deficit)	$300.9	$275.3	$313.7

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,			Three Months Ended
	2003	2002	2001	April 2, 2004	April 4, 2003
				(unaudited)	(unaudited)
	(in millions)
Revenues:
External revenues	$741.6	$690.0	$744.4	$230.6	$176.4
Revenues from affiliates	252.4	230.3	272.9	85.6	62.8

Total revenues	994.0	920.3	1,017.3	316.2	239.2

Cost of sales:
External cost of sales	537.0	521.6	619.7	173.8	127.1
Cost of sales to affiliates	252.9	240.0	290.4	74.1	62.5

Total cost of sales	789.9	761.6	910.1	247.9	189.6

Gross profit	204.1	158.7	107.2	68.3	49.6

Operating expenses:
Research and development	74.8	55.1	72.4	21.6	15.3
Selling and marketing	24.7	24.6	28.6	6.8	6.4
General and administrative	40.5	40.1	42.0	14.7	9.2
Restructuring, asset impairments and other, net	3.3	6.0	16.0	—	0.3

Total operating expenses	143.3	125.8	159.0	43.1	31.2

Operating income (loss)	60.8	32.9	(51.8)	25.2	18.4
Other income (expense), net:
Interest expense	(7.5)	(12.1)	(13.3)	(1.4)	(2.1)
Realized and unrealized foreign currency gains or losses	4.0	2.4	(1.3)	(0.3)	1.9

Other income (expense), net	(3.5)	(9.7)	(14.6)	(1.7)	(0.2)
Income (loss) before income taxes and cumulative effect of accounting change	57.3	23.2	(66.4)	23.5	18.2
Income tax benefit (provision)	(0.9)	(1.3)	1.2	(1.7)	2.9

Income (loss) before cumulative effect of accounting change	56.4	21.9	(65.2)	21.8	21.1
Cumulative effect of accounting change, net of tax	—	—	(81.5)	—	—

Net income (loss)	$56.4	$21.9	$(146.7)	$21.8	$21.1

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	(in millions)
Balance at December 31, 2000	$—	$40.4	$0.6	$21.4	$62.4

Comprehensive loss:
Net loss		—	—	(146.7)	(146.7)
Foreign currency translation adjustment		—	(0.1)	—	(0.1)

Comprehensive loss			(0.1)	(146.7)	(146.8)

Balance at December 31, 2001	—	40.4	0.5	(125.3)	(84.4)

Comprehensive income:
Net income		—	—	21.9	21.9

Comprehensive income			—	21.9	21.9

Balance at December 31, 2002	—	40.4	0.5	(103.4)	(62.5)

Comprehensive income:
Net income		—	—	56.4	56.4
Foreign currency translation adjustment		—	0.1	—	0.1

Comprehensive income			0.1	56.4	56.5

Balance at December 31, 2003	—	40.4	0.6	(47.0)	(6.0)

Comprehensive income (unaudited):
Net income (unaudited)		—	—	21.8	21.8
Foreign currency translation adjustment (unaudited)		—	0.1	—	0.1

Comprehensive income (unaudited)			0.1	21.8	21.9

Balance at April 2, 2004 (unaudited)	$—	$40.4	$0.7	$(25.2)	$15.9

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,			Three Months Ended
	2003	2002	2001	April 2, 2004	April 4, 2003
				(unaudited)	(unaudited)
	(in millions)
Cash flows from operating activities:
Net income (loss)	$56.4	$21.9	$(146.7)	$21.8	$21.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4.1	4.7	7.1	0.9	1.1
Cumulative effect of accounting change	—	—	81.5	—	—
Provision for excess inventories	8.0	13.2	42.4	—	3.4
Non-cash impairment of property, plant and equipment	0.3	0.2	2.7	—	—
Deferred income taxes	1.9	1.5	0.9	(0.1)	(1.7)
Other	(0.3)	0.7	(0.5)	0.8	(5.1)
Changes in assets and liabilities:
Receivables	(26.3)	(23.9)	78.4	(6.5)	(9.3)
Inventories	(17.5)	30.5	(12.4)	(3.5)	(22.6)
Other assets	3.2	(12.3)	1.1	(0.8)	9.6
Due from affiliates	—	106.4	(93.7)	16.1	(21.8)
Accounts payable	24.5	(7.4)	(8.7)	1.1	15.9
Accrued expenses	7.6	10.0	(44.5)	1.2	(8.0)
Due to affiliates	(4.6)	72.2	(77.6)	(31.2)	—
Income taxes payable	0.7	(2.5)	(11.4)	0.7	(0.7)
Deferred income on sales to distributors	(5.9)	(8.5)	(34.3)	13.3	5.4
Other long-term liabilities	1.5	(1.7)	(1.8)	(0.2)	(0.1)

Net cash provided by (used in) operating activities	53.6	205.0	(217.5)	13.6	(12.8)

Cash flows from investing activities:
Purchases of property, plant and equipment	(0.8)	(0.3)	(2.5)	(0.2)	(1.6)
Proceeds from sales of property, plant and equipment	—	0.2	0.3	—	—

Net cash used in investing activities	(0.8)	(0.1)	(2.2)	(0.2)	(1.6)

Cash flows from financing activities:
Proceeds from borrowings from Parent	236.6	206.3	515.5	110.6	80.7
Repayment of borrowings from Parent	(292.2)	(413.9)	(320.0)	(120.7)	(72.9)

Net cash provided by (used in) financing activities	(55.6)	(207.6)	195.5	(10.1)	7.8

Effect of exchange rate changes on cash and cash equivalents	0.1	—	—	0.1	—

Net increase (decrease) in cash and cash equivalents	(2.7)	(2.7)	(24.2)	3.4	(6.6)
Cash and cash equivalents, beginning of period	30.8	33.5	57.7	28.1	30.8

Cash and cash equivalents, end of period	$28.1	$30.8	$33.5	$31.5	$24.2

See accompanying notes to consolidated financial statements.

Note 1: Background and Basis of Presentation

ON Semiconductor Trading Ltd. (the “Company” or “ON Trading”), located in Hamilton, Bermuda, is a wholly-owned subsidiary of Semiconductor Components Industries, LLC (“SCI LLC” or “Parent”), which is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”). ON Trading is responsible for selling ON Semiconductor’s products outside the United States, Mexico, Brazil and Puerto Rico. ON Trading performs certain functions related to sales, procurement, data aggregation, inventory management, research and development, and managing distribution scheduling. In order to function in this capacity, ON Trading entered into a cost sharing agreement with SCI LLC during 2000, which provided ON Trading with the right to use ON Semiconductor’s intellectual property for the purpose of manufacturing, selling, importing and exporting property outside of the United States, Mexico, Brazil and Puerto Rico.

The accompanying unaudited financial statements as of April 2, 2004 and for the three months ended April 2, 2004 and April 4, 2003, respectively, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for audited financial statements. In the opinion of the Company’s management, the interim information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The footnote disclosures related to the interim financial information included herein are also unaudited. Such financial information should be read in conjunction with the consolidated financial statements and related notes thereto as of December 31, 2003 and for the year then ended included in the Company’s annual report on Form 10-K, as amended, for the year ended December 31, 2003.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables, and deferred tax assets; accruals for customer incentives, warranties, and restructuring charges, inventory writedowns and pension obligations; the fair values of financial instruments (including derivative financial instruments); and future cash flows associated with long-lived assets. Actual results could differ from these estimates. Certain prior period amounts have been revised to conform to the current period presentation. These changes had no impact on previously reported net loss or stockholders’ deficit.

Note 2: Liquidity

During the quarter ended April 2, 2004, On Semiconductor incurred a net loss of $47.6 million compared to a net loss of $50.5 million for the quarter ended April 4, 2003. On Semiconductor’s net loss included net charges from restructuring, asset impairments and other, net of $13.1 million for the quarter ended April 2, 2004. On Semiconductor’s net loss for the first quarter of 2004 also included a charge of $33.0 million for loss on debt prepayment. On Semiconductor’s net loss for the first quarter of 2003 included a charge of $21.5 million relating to a change in accounting principle described in Note 3 and $3.5 million for loss on debt prepayment. Net cash provided by operating activities was $32.8 million for the quarter ended April 2, 2004, as compared $4.6 million for the quarter ended April 4, 2003.

At April 2, 2004, On Semiconductor had $221.4 million in cash and cash equivalents, net working capital of $250.8 million, term and revolving debt of $1,141.2 million in the aggregate and a stockholders’ deficit of $463.1 million. On Semiconductor’s long-term debt includes $320.1 million under its senior bank facilities; $124.7 million

(net of discount) of its 12% first lien senior secured notes due 2010; $190.4 million (net of discount) of its 13% second lien senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $143.4 million under its 10% junior subordinated note due 2011; $23.0 million under a note payable to a Japanese bank due 2010; $66.8 million under loan facilities with Chinese banks; and $12.8 million under capital lease obligations. On Semiconductor was in compliance with all of the covenants contained in its various debt agreements as of April 2, 2004 and expects to remain in compliance over the next twelve months.

In February 2004, On Semiconductor completed a public offering of common stock resulting in net proceeds of $226.7 million. The net proceeds were used to redeem $70.0 million principal amount of On Semiconductor’s 13% senior secured notes due 2010 and $105.0 million principal amount of the 12% senior secured notes due 2008 at a redemption price of 112% of the principal amount of such notes. The remaining proceeds will be used for general corporate purposes.

During the year ended December 31, 2003, ON Semiconductor incurred a net loss of $166.7 million compared to net losses of $141.9 and 831.4 million in 2002 and 2001, respectively. ON Semiconductor’s net results included restructuring, asset impairments and other, net of $61.2 million, $27.7 million and $150.4 million in 2003, 2002 and 2001, respectively, as well as interest expense of $151.1, $152.5 million and $143.6 million, respectively. ON Semiconductor’s operating activities provided cash of $45.7 in 2003 and $46.4 million in 2002 and used cash of $116.4 million in 2001.

At December 31, 2003, ON Semiconductor had $186.6 million in cash and cash equivalents, net working capital of $212.5 million, term or revolving debt of $1,302.9 million and a stockholders’ deficit of $644.6 million. ON Semiconductor’s long-term debt includes $320.1 million under its senior bank facilities; $191.6 million (net of discount) of its 13% senior secured notes due 2010; $292.6 million (net of discount) of its 12% senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $139.9 million under a 10% junior subordinated note payable to Motorola due 2011; $48.0 million under a loan facility with a Chinese bank due 2013; $24.3 million under a note payable to a Japanese bank due 2010; $20.0 million under a loan facility with a Chinese bank due 2007; and $6.4 million under a capital lease obligations. ON Semiconductor was in compliance with all of the covenants contained in its various debt agreements at December 31, 2003 and expects to remain in compliance over the next twelve months.

On Semiconductor’s ability to service its long-term debt, to remain in compliance with the various covenants and restrictions contained in its financing agreements and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond its control.

If On Semiconductor fails to generate sufficient cash from operations, it may need to raise additional equity or borrow additional funds to achieve its longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to On Semiconductor. Management believes that cash flow from operating activities coupled with existing cash balances will be adequate to fund On Semiconductor’s operating and capital needs as well as to enable it to maintain compliance with its various debt agreements through April 2, 2005. To the extent that results or events differ from On Semiconductor’s financial projections or business plans, its liquidity may be adversely affected.

Note 3: Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables and inventories; reserves for customer incentives and restructuring charges; the future cash flows associated with long-lived assets; and, the fair values of financial instruments. Actual results could differ from these estimates.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis), or market. The Company records provisions for slow moving inventories based upon a regular analysis of inventory levels on hand compared to historical and projected end user demand. Projected end user demand is generally based on sales during the prior twelve months.

These provisions can influence results from operations. For example, when demand for a given part falls, all or a portion of the related inventory is reserved, impacting cost of sales and gross profit. If demand recovers and the parts previously reserved are sold, a higher than normal margin will generally be recognized. General market conditions as well as the Company’s design activities can cause certain of its products to become obsolete.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over estimated useful lives of 3-20 years using accelerated and straight-line methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

The Company evaluates the recoverability of the carrying amount of its property, plant and equipment whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recoverable. Impairment is assessed when the undiscounted expected cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Revenue Recognition

The Company generates revenue from the sales of its semiconductor products to original equipment manufacturers, distributors and electronic manufacturing service providers as well as to affiliated companies. The Company recognizes revenue on sales to original equipment manufacturers and electronic manufacturing service providers when title passes to the customer net of provisions for related sales costs and allowances. Revenues generated from sales to affiliated companies are based on intercompany pricing agreements and recognized when title and risk of loss has passed to the affiliate.

Prior to January 1, 2001, the Company recognized revenue on all distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns from distributors as well as for other related sales costs and allowances. Effective January 1, 2001, the Company changed its revenue recognition policy with respect to distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

Research and Development Costs

Research and development costs are expensed as incurred.

Stock-Based Compensation

The Company accounts for employee stock options relating to the common stock of ON Semiconductor in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations (“APB 25”) and provides the pro forma disclosures required by SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS No. 123”). The Company measures compensation expense relating to non-employee stock awards in accordance with SFAS No. 123.

Had the Company determined employee stock compensation expense in accordance with SFAS No. 123, the Company’s net income (loss) for the years ended December 31, 2003, 2002, and 2001 and the three months ended April 2, 2004 and April 4, 2003 would have been increased to the pro forma amounts indicated below (in millions):

	Year Ended December 31,			Three Months Ended
	2003	2002	2001	April 2, 2004	April 4, 2003
Net income (loss), as reported	$56.4	$21.9	$(146.7)	$21.8	$21.1
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1.9)	(1.9)	(1.5)	(0.5)	(0.4)

Pro forma net income (loss)	$54.5	$20.0	$(148.2)	$21.3	$20.7

The fair value of each option grant has been estimated at the date of grant while the fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan has been estimated at the beginning of each of the respective offering periods, both using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options	2003	2002	2001	Three Months ended
				April 2, 2004	April 4, 2003
Expected life (in years)	5	5	5	5	5
Risk-free interest rate	3.09%	4.28%	4.83%	3.18%	3.07%
Volatility	0.79	0.70	0.70	0.70	0.70

Employee Stock Purchase Plan	2003	2002	2001	Three Months ended
				April 2, 2004	April 4, 2003
Expected life (in years)	0.25	0.25	0.25	0.25	0.25
Risk-free interest rate	1.07%	1.71%	4.26%	0.95%	1.12%
Volatility	0.82	0.70	0.70	0.60	0.70

The weighted-average estimated fair value of employee stock options granted during 2003, 2002 2001 was $1.59, $1.93, and $3.23 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under ON Semiconductor’s 2000 Employee Stock Purchase Plan during 2003, 2002 and 2001 was $0.60, $0.62 and $1.24, respectively.

The weighted-average estimated fair value of employee stock options granted during the first three months of 2004 and 2003 was $4.23 and $0.76 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under ON Semiconductor’s 2000 Employee Stock Purchase Plan during the first three months of 2004 and 2003 was $1.63 and $0.37, respectively.

Income Taxes

The Company is based in Bermuda, which does not levy taxes on income. Income taxes in the accompanying consolidated financial statements relate to the Company’s wholly-owned subsidiaries operating outside of Bermuda.

Income taxes are accounted for using the asset and liability method and are determined on a separate return basis. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

In determining the amount of the valuation allowance, estimated future taxable income as well as feasible tax planning strategies in each taxing jurisdiction are considered. If all or a portion of the remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense. The Company’s ability to utilize its deferred tax assets and the continuing need for a related valuation allowance are monitored on an ongoing basis.

Foreign Currencies

Most of the Company’s foreign subsidiaries deal primarily in U.S. dollars and as a result, utilize the dollar as their functional currency. For the translation of financial statements of these subsidiaries, assets and liabilities that are receivable or payable in cash are translated at current exchange rates while inventories and other non-monetary assets are translated at historical rates. Gains and losses resulting from the translation of such financial statements are included in the operating results, as are gains and losses incurred on foreign currency transactions. The Company’s remaining foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income within stockholder’s equity (deficit).

Defined Benefit Plans

The Company maintains pension plans covering certain of its employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgement, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of our pension plans.

Reclassifications

Certain amounts have been reclassified to conform with the current year presentation.

Contingencies

The Company is involved in a variety of legal matters that arise in the normal course of business. Based on information available, management evaluates the relevant range and likelihood of potential outcomes. In accordance with SFAS No. 5, “Accounting for Contingencies”, the Company records the appropriate liability when the amount is deemed probable and estimable.

Related Party Transactions

The Company has extensive transactions and relationships with ON Semiconductor and its affiliates which include intercompany pricing agreements, an intellectual property royalty agreement and general and administrative and research and development cost sharing agreements. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

Recent Accounting Pronouncements

In the second quarter of 2003, the Company adopted FASB Interpretation No. 46 (“FIN No. 46), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN No. 46 requires that certain variable interest entities (VIE’s) be consolidated by the primary beneficiary, as that term is defined in FIN No. 46. The adoption of FIN No. 46 did not impact the Company’s financial condition or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No 149 amends and clarifies the accounting guidance on derivative instruments (including certain derivative instruments embedded in other contracts) and hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not impact the Company’s financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 specifies that freestanding financial instruments within its scope constitute obligations of the issuer that must be classified as liabilities and carried at liquidation value. Such freestanding financial instruments include mandatorily redeemable financial instruments, obligations to repurchase the issuer’s equity shares by transferring assets, and certain obligations to issue a variable number of shares. The Company’s adoption of SFAS No. 150 did not impact its financial condition or results of operations.

In December 2003, the FASB issued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)”. SFAS No. 132 revises employers’ disclosures about pension plans and other postretirement benefit plans. It requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132, which also requires new disclosures for interim periods beginning after December 15, 2003, is effective for fiscal years ending after December 15, 2003, except for certain disclosures associated with foreign plans which are required for years ended after June 15, 2004. The Company has included the required disclosures in Note 7 “Employee Benefit Plans”.

Note 4: Accounting Change

The Company changed its method of accounting for unrecognized net actuarial gains or losses relating to its defined benefit pension obligations effective January 1, 2003. Historically, the Company amortized such net unrecognized actuarial gains or losses over the average remaining service lives of active plan participants, to the extent that such net gains or losses exceeded the greater of 10% of the related projected benefit obligation or plan assets. The Company no longer defers actuarial gains or losses but recognizes such gains and losses during the fourth quarter of each year, which is the period the Company’s annual pension plan actuarial valuations are prepared. Management believes that this change is to a preferable accounting method as actuarial gains or losses will be recognized currently in income rather than being deferred. This change did not have a material impact on the Company’s financial position or results of operations.

Note 5: Restructuring, Asset Impairments and Other, Net

The activity related to the Company’s restructuring, asset impairments and other, net is as follows (in millions):

	Reserve Balance at December 31, 2003	2004 Usage	Reserve Balance at April 2, 2004
December 2003
Cash employee separation charges	$0.6	$(0.2)	$0.4

September 2003
Cash employee separation charges	0.3	—	0.3

March 2002
Cash employee separations charges	0.6	(0.4)	0.2

	$1.5	$(0.6)	$0.9

	Reserve Balance at December 31, 2002	2003 Charges	2003 Usage	Adjustments	Reserve Balance at December 31, 2003
December 2003
Cash employee separation charges	$—	$0.6	$—	$—	$0.6

September 2003
Cash employee separation charges	—	0.8	(0.5)	—	0.3

June 2003
Cash exit costs	—	1.2	(1.2)	—	—
Non-cash impairment of property, plant and equipment	—	0.2	(0.2)	—	—

	—				—

June 2002
Cash employee separation charges	0.4	—	(0.4)	—	—

March 2002
Cash employee separation charges	2.9	—	(2.8)	0.5	0.6

	$3.3	$2.8	$(5.1)	$0.5	$1.5

	Reserve Balance at December 31, 2001	2002 Charges	2002 Usage	Adjustments	Reserve Balance at December 31, 2002
June 2002
Cash employee separation charges	$—	$0.6	$(0.2)	$—	$0.4
Non-cash impairment of property, plant and equipment	—	0.2	(0.2)	—	—

	—				0.4

March 2002
Cash employee separation charges	—	5.3	(2.7)	0.3	2.9

December 2001
Cash employee separation charges	0.8	—	(0.8)	—	—

June 2001
Cash exit costs	1.3	—	(0.9)	(0.4)	—

March 2001
Cash employee separation charges	0.3	—	(0.3)	—	—

	$2.4	$6.1	$(5.1)	$(0.1)	$3.3

	Reserve Balance at December 31, 2000	2001 Charges	2001 Usage	Adjustments	Reserve Balance at December 31, 2001
December 2001
Cash employee separation charges	$—	$1.1	$(0.3)	$—	0.8
Non-cash impairment of property, plant and equipment	—	1.3	(1.3)	—	—

	—				0.8

June 2001
Cash employee separation charges	—	4.8	(4.7)	(0.1)	—
Cash exit costs	—	1.3	—	—	1.3
Non-cash impairment of property, plant and equipment	—	1.4	(1.4)	—	—
Non-cash stock compensation and pension charges	—	0.5	(0.5)	—	—

	—				1.3

March 2001
Cash employee separation charges	—	5.7	(5.4)	—	0.3

	$—	$16.1	$(13.6)	$(0.1)	$2.4

The following table reconciles the restructuring activity in the tables above to the “Restructuring, asset impairments and other, net” caption on the Statements of Operations for the three months ended April 4, 2003, (in millions):

Three Months Ended April 4, 2003
2003 Adjustments	$0.5
Less: Additional net charges related to employee separation costs (March 2002) incurred in the third quarter of 2003	(0.2)

$0.3

The following table reconciles the restructuring activity in the tables above to the “Restructuring, asset impairments and other, net” caption on the Statements of Operations for the years ended December 31, 2003, 2002 and 2001, (in millions):

Year Ended December 31, 2003
2003 Charges	$2.8
Plus: Additional net charges related to employee separation costs (March 2002)	0.5

$3.3

Year Ended December 31, 2002
2002 Charges	$6.1
Less: Reserves released during the period	(0.1)

$6.0

Year Ended December 31, 2001
2001 Charges	$16.1
Less: Reserves released during the period	(0.1)

$16.0

December 2003

In December 2003, the Company recorded a $0.6 million charge, associated with worldwide restructuring programs to cover employee separation costs relating to the termination of 5 employees, reflecting further reductions in selling, general and administrative personnel in France, Germany and the United Kingdom. As of April 2, 2004, all impacted employees had been notified and 2 had been terminated, and the Company currently expects to terminate all employees and pay the entire balance of employee severance costs by December 2004.

September 2003

In September 2003, the Company recorded a $1.0 million charge, associated with worldwide restructuring programs to cover employee separation costs relating to the termination of 7 employees, reflecting further reductions in general and administrative personnel in France, Germany and Hong Kong. The charge included an additional $0.2 million charge associated with the March 2002 restructuring program described below.

All impacted employees had been terminated, and the Company currently expects to pay the remaining $0.3 million of employee severance costs by December 2004.

June 2003

In June 2003, the Company recorded charges totaling $1.7 million associated with its restructuring programs. The charges include $1.2 million of lease and contract termination costs, $0.2 million of asset impairments and an additional $0.3 million associated with employee separation costs included in March 2002 restructuring program.

The lease and contract termination costs relate to the exit of certain sales and administrative offices in Bermuda and Europe and the termination of other purchase and supply agreements. As of December 31, 2003, all exit costs related to these charges had been paid.

The Company identified certain buildings, machinery, software and equipment that would no longer be used internally due to the continued consolidation of general and administrative functions and recorded an asset impairment charge of $0.2 million to write-down the remaining carrying value of these assets to their net realizable value.

June 2002

In June 2002, the Company recorded charges totaling $0.8 million for costs associated with its restructuring activities including $0.6 million to cover employee separation costs associated with the termination of two employees and $0.2 million for equipment write-offs that were charged directly against the related assets. The employee separation costs reflected further reductions in general and administrative staffing levels. As of December 31, 2003, all impacted employees had been terminated and the related severance payments had been made.

March 2002

In March 2002, the Company recorded a $5.3 million charge to cover employee separation costs relating to the termination of 62 employees. Approximately $5.0 million of this charge is attributable to employee terminations resulting from the Company’s decision to relocate its European administrative functions from Toulouse, France to Roznov, Czech Republic and Piestany, Slovakia. The remaining $0.3 million relates to reductions in selling, general and administrative functions primarily in the United Kingdom. The Company recorded an additional $0.3 in employee separation costs relating to the relocation of the administrative functions in Toulouse, France during 2003 as a result of its reevaluation of remaining costs to be incurred. As of April 2, 2004, the remaining liability relating to this restructuring was $0.2 million and the Company expects that the remaining severance benefits will be paid by December 2004.

December 2001

In December 2001, the Company recorded charges totaling $2.4 million for costs associated with its worldwide restructuring programs. The charges included $1.1 million to cover employee separation costs associated with the terminations of 5 employees as well as $1.3 million for property and equipment write-offs that were charged directly against the related assets. The employee separation costs reflected reductions in selling, general and administrative staffing levels. As of December 31, 2002, all impacted employees had been terminated. The $1.3 million charge related the write-off of certain property and equipment located in France and Slovakia that would no longer be utilized as a result of the Company’s restructuring activities.

June 2001

In June 2001, the Company recorded charges totaling $8.0 million for costs associated with its worldwide restructuring programs. These programs were in response to rapidly changing economic circumstances requiring the Company to rationalize its operations to meet declining customer demand. The charge included $4.8 million to cover employee separation costs associated with the termination of approximately 175 employees and $0.5 million for additional pension charges related to the terminated employees. As of December 31, 2002, all of the employees had been terminated under this restructuring program.

The Company identified certain manufacturing equipment that would no longer be used internally and recorded a charge of $1.4 million to write-off the assets.

The June 2001 charge also included $1.3 million to cover certain exit costs relating to contract terminations. During 2002, the Company recorded a $0.4 adjustment to release reserves associated with the June 2001 restructuring programs due to the Company’s analysis of estimated costs to complete those programs. As of December 31, 2002, all exit activities have been completed.

March 2001

In March 2001, the Company recorded charges totaling $5.7 million for costs associated with its worldwide restructuring programs. The charges of $5.7 million cover employee separation costs associated with the termination of approximately 80 employees. The employee separation costs reflected reductions in selling, general and administrative staffing. As of December 31, 2002, all of the employees had been terminated under this restructuring program.

Note 6: Balance Sheet Information

Balance sheet information is as follows (in millions):

	December 31,		April 2, 2004
	2003	2002
Receivables, net:
Accounts receivable	$99.8	$73.6	$106.2
Less: Allowance for doubtful accounts	(0.7)	(0.6)	(0.6)

	$99.1	$73.0	$105.6

Inventories, net
Raw materials	$5.4	$3.7	$6.1
Work in process	105.2	108.4	108.1
Finished goods	75.0	67.2	74.5

Total inventories	185.6	179.3	188.7
Less: Inventory reserves	(38.0)	(41.2)	(37.6)

	$147.6	$138.1	$151.1

Property, plant and equipment, net:
Buildings	$0.4	$0.6	$0.4
Machinery and equipment	25.4	31.3	25.9

Total property, plant and equipment	25.8	31.9	26.3
Less: Accumulated depreciation	(19.7)	(23.1)	(20.9)

	$6.1	$8.8	$5.4

Accrued expenses:
Accrued payroll	$9.2	$5.9	$9.3
Other taxes payable	2.0	6.6	5.2
Sales related reserves	14.7	3.1	13.1
Restructuring reserve	1.5	3.3	0.9
Other	1.4	2.3	1.5

	$28.8	$21.2	$30.0

Accumulated other comprehensive income:
Foreign currency translation adjustments	$0.6	$0.5	$0.7

Depreciation expense totaled $4.1 million $4.7 million and $7.1 million for the years ended December 31, 2003, 2002 and 2001, respectively.

The activity related to the Company’s inventory reserves, warranty reserves and allowance for the deferred tax assets for the years ended December 31, 2001, 2002 and 2003 follows:

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions/ Writeoffs	Balance at End of Period
Inventory reserves
Year ended December 31, 2001	$17.3	$42.4	$—	$(16.1)	$43.6

Year ended December 31, 2002	$43.6	$13.2	$—	$(15.6)	$41.2

Year ended December 31, 2003	$41.2	$8.0	$—	$(11.2)	$38.0

Warranty reserves
Year ended December 31, 2001	$1.1	$—	$—	$(0.4)	$0.7

Year ended December 31, 2002	$0.7	$0.1	$—	$(0.1)	$0.7

Year ended December 31, 2003	$0.7	$0.1	$—	$—	$0.8

Allowance for deferred tax assets
Year ended December 31, 2001	$—	$—	$0.6	$—	$0.6

Year ended December 31, 2002	$0.6	$1.0	$1.5	$—	$3.1

Year ended December 31, 2003	$3.1	$—	$(0.5)	$—	$2.6

The activity related to the Company’s warranty reserves for the quarters ended April 2, 2004 and April 4, 2003 are as follows (in millions):

Balance as of December 31, 2003	$0.8
Provision	—
Usage	—
Reserve released	—

Balance as of April 2, 2004	$0.8

Balance as of December 31, 2002	$0.7
Provision	—
Usage	—
Reserve released	—

Balance as of April 4, 2003	$0.7

Note 7: Income Taxes

Geographic sources of income (loss) before income taxes and cumulative effect of accounting change are as follows (in millions):

	Year Ended December 31,
	2003	2002	2001
Bermuda	$43.5	$18.4	$(63.8)
Other foreign countries	13.7	4.8	(2.6)

	$57.2	$23.2	$(66.4)

The provision (benefit) for income taxes for the years ended December 31, 2003, 2002 and 2001, all of which relates to operations outside of Bermuda, is as follows (in millions):

	Year Ended December 31,
	2003	2002	2001
Current	$(1.0)	$(0.2)	$(2.1)
Deferred	1.9	1.5	0.9

	$0.9	$1.3	$(1.2)

A reconciliation of the Bermuda statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2003	2002	2001
Bermuda federal statutory rate	—%	—%	—%
Increase (decrease) resulting from:
Foreign rate differential	2.5	(5.2)	(2.8)
Change in valuation allowance	(0.9)	10.8	1.0

	1.6%	5.6%	(1.8)%

Deferred tax assets are as follows (in millions):

	December 31,
	2003	2002
Tax-deductible goodwill	$0.9	$1.3
Reserves and accruals	1.4	1.5
Inventories	0.1	0.1
Net operating loss and tax credit carryforwards	2.9	4.2
Other	—	0.1

	5.3	7.2
Gross tax asset valuation allowance	(2.6)	(3.1)

Net deferred tax asset	$2.7	$4.1

A valuation allowance has been recorded against the portion of the Company’s deferred tax assets that management believes is more likely than not that the related tax benefits will not be realized.

As of December 31, 2003 and 2002, the Company’s foreign net operating loss carryforwards were $7.7 million and $13.0 million, respectively. If not utilized, these net operating losses will expire in varying amounts through 2008.

Other assets include $6.0 million and $3.0 million of French income tax refunds receivable at December 31, 2003 and 2002, respectively. The Company files income tax returns with the taxing authorities in the various jurisdictions in which it operates. Certain of these income tax returns remain subject to audit by the local tax authorities. Management believes that the resolution of any issues raised by such taxing authorities, including application of any related determinations to subsequent open years, will not have an adverse effect on the Company’s financial condition or results of operations.

Note 8: Related Party Transactions

At December 31, 2003 and 2002, the total aggregate amount outstanding under various loan agreements between the Company and its Parent was $104.7 million and $160.3 million, respectively. The loan agreements expire on December 31, 2004, bear interest at a weighted average rate of 4.97% and are unsecured.

The Company consigns inventory to affiliates to perform all semiconductor manufacturing activities. The Company is charged for these activities based on intercompany pricing agreements with the respective affiliates and records the related costs in inventory. Finished goods are either sold to third-party customers outside the United States, Mexico, Brazil and Puerto Rico or to affiliates. Sales to affiliates are based on intercompany transfer pricing agreements.

SCI LLC incurs certain general and administrative and research and development costs that directly benefit the Company. General and administrative expenses that directly benefit the Company are specifically identified by management and charged to the Company by SCI LLC. Research and development costs are allocated and charged based on the percent of the Company’s third-party sales to total ON Semiconductor third-party sales. Additionally, SCI LLC charges the Company a royalty fee for the use of ON Semiconductor’s intellectual property. The royalty fee is a minimum of $10.0 million annually and is based on a percentage of the Company’s third-party sales, such percentage determined based on the overall annual gross margin percentage of ON Semiconductor. The allocations utilized in arriving at the amounts reflected in the accompanying consolidated financial statements are based on assumptions that management believes are reasonable in the circumstances; however, such allocations are not necessarily indicative of the costs that would have been incurred by the Company had it operated as a stand-alone entity.

Related party activity between the Company and its affiliates is as follows (in millions):

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001	Three Months Ended
				April 2, 2004	April 4, 2003
				(unaudited)	(unaudited)
Purchases of manufacturing services from affiliates	$797.7	$719.4	$814.0	$250.7	$205.7

Expense allocations from SCI LLC:
General and administrative expenses
Royalties	$10.0	$10.0	$10.0	$3.0	$2.5
Other	20.0	22.9	22.0	6.3	5.0

	$30.0	$32.9	$32.0	$—	$7.5

Research and development	$60.8	$45.0	$59.6	$17.5	$12.1

Note 9: Employee Benefit Plans

Defined Benefit Plans

Certain of the Company’s subsidiaries provide retirement plans for substantially all of their employees. The plans conform to local practice in terms of providing minimum benefits mandated by law, collective agreements or customary practice. Benefits under these pension plans are valued using the projected unit credit cost method. The Company does not expect to make contributions to its pension plans in 2004.

The following is a summary of the status of the pension plans and the net periodic pension cost (dollars in millions):

	December 31, 2003	December 31, 2002	December 31, 2001
Service cost	$0.2	$0.1	$0.2
Interest cost	0.3	0.1	0.1
Amortization of net (gain) or loss	(0.2)	—	—
Amortization of prior service cost	—	0.1	0.1
Curtailment gain	—	(0.3)	—

Net periodic pension cost	$0.3	$—	$—

Weighted average assumptions
Discount rate	5.50%	5.50%	6.00%
Expected return on assets	6.00%	5.75%	6.00%
Rate of compensation increase	3.00%	3.00%	3.00%

	December 31, 2003	December 31, 2002
Change in projected benefit obligation:
Projected benefit obligation at the beginning of the period	$3.0	$2.4
Service cost	0.2	0.1
Interest cost	0.3	0.1
Curtailment gain	—	(0.3)
Actuarial (gain) loss	(0.1)	0.3
Translation loss	0.6	0.4

Projected benefit obligation at the end of the period	$4.0	$3.0

Accumulated benefit obligation at the end of the period	$3.2	$2.6

Change in Plan Assets:
Fair value of plan assets at the beginning of the period	$0.5	$0.4
Actual return on plan assets	0.1	0.1

Fair value of plan assets at the end of the period	$0.6	$0.5

Balances, end of period:
Pension benefit obligation	$(4.0)	$(3.0)
Fair value of plan assets	0.6	0.5

Funded status	(3.4)	(2.5)
Unrecognized net actuarial gain	—	(0.1)
Unrecognized prior service cost	0.4	0.4

Net liability recognized, end of period	$(3.0)	$(2.2)

Amounts recognized in the statement of financial position:
Accrued expenses	$—	$(0.4)
Other long-term liabilities	(3.0)	(1.8)

Net liability recognized, end of period	$(3.0)	$(2.2)

Assumptions used to value the Company’s pension obligations are as follows:
Discount rate	5.50%	5.50%
Rate of compensation increase	3.00%	3.00%

As of April 2, 2004 and December 31, 2003, the total accrued pension liability was $2.6 million and $3.0 million, respectively. The components of our net periodic pension expense for the three months ended April 2, 2004 and April 4, 2003 are as follows (in millions):

	April 2, 2004	April 4, 2003
Service Cost	—	—
Interest cost	0.1	0.1
Amortization of prior service cost	—	—

Total net periodic pension cost	0.1	0.1

Defined Contribution Plans

Certain subsidiaries have defined contribution plans in which eligible employees participate. The Company recognized compensation expense of $0.4 million, $0.1 million and $0.3 million for the years ended December 31, 2003, 2002 and 2001, respectively, relating to these plans.

Note 10: Stock Options

Certain employees of the Company participate in ON Semiconductor stock option plans. Generally, the options granted under these plans vest over a period of four years. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

Information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	2003		2002		2001
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	2.6	$5.53	2.3	$6.72	1.5	$7.57
Grants	0.8	2.27	0.7	3.16	1.1	5.22
Exercises	(0.2)	2.12	(0.1)	1.50	(0.1)	1.50
Cancellations	(0.5)	5.54	(0.3)	9.57	(0.2)	6.62

Outstanding at end of year	2.7	$4.80	2.6	$5.53	2.3	$6.72

Exercisable at end of year	1.0	$5.98	0.9	$5.81	0.5	$6.11

Weighted average fair value of options granted during the period		$1.60		$1.93		$3.23

The following tables summarize options outstanding and options exercisable at December 31, 2003:

	Outstanding Options
Range of Exercise Prices	Number Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price
$1.25-$2.71	1.1	7.63	$1.43
$3.06-$6.95	1.3	8.00	4.39
$9.03-$20.25	0.3	6.41	16.78

Totals	2.7		$4.80

	Exercisable Options
Range of Exercise Prices	Number Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price
$1.25-$2.71	0.5	5.71	$1.50
$3.06-$6.95	0.3	7.54	4.52
$9.03-$20.25	0.2	6.41	16.94

Totals	1.0		$5.98

These options will expire if not exercised at specific dates through December 2013.

Eligible employees also participate in ON Semiconductor’s 2000 Employee Stock Purchase Plan. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their eligible earnings applied towards the purchase of shares of ON Semiconductor common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. During each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2003, 2002, and 2001, employees purchased approximately 47,000, 122,000 and 188,000 shares, respectively, under the plan.

Note 11: Foreign Currency Exchange Contracts

The Company’s foreign currency exposures are included in ON Semiconductor’s worldwide foreign currency exposure management program. ON Semiconductor aggregates the forecasted foreign currency exposures for each of its subsidiaries on a monthly basis and enters into forward currency contracts in order to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. Prior to January 1, 2001, the Company entered into its own foreign currency contracts. The Company’s net foreign currency transaction gains (losses) included in the accompanying consolidated statement of operations for the years ended December 31, 2003, 2002 and 2001 are $4.0 million, $2.4 million, and ($1.3) million, respectively.

Note 12: Commitments and Contingencies

Operating Leases

The following is a schedule by year of future minimum lease obligations under non-cancelable operating leases (in millions):

As of December 31, 2004
2004	$3.7
2005	1.9
2006	1.3
2007	0.2
2008	0.1

Total	$7.2

As of April 2, 2004
Remainder of 2004	$2.7
2005	2.1
2006	1.4
2007	0.4
2008	—
Thereafter	0.1

Total	$6.7

Legal Matters

ON Semiconductor is currently involved in a variety of legal matters that arose in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters will have a material adverse effect on ON Semiconductor’s financial condition, results of operations or cash flows.

Common Stock Collateral Pledge

On May 6, 2002, ON Semiconductor and SCI LLC (collectively, the “Issuers”) issued $300 million principal amount of second lien notes due 2008. The notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by ON Semiconductor’s domestic restricted subsidiaries that are guarantors under its senior subordinated notes. In addition, the notes and guarantees are secured on a second priority basis by the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its foreign subsidiaries, which includes the Company and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

On March 3, 2003, the Issuers issued $200.0 million principal amount of first-lien senior secured notes due 2010. The notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of ON Semiconductor Corporation (other than SCI LLC). The notes and guarantees are secured on a first-priority basis the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its foreign subsidiaries, which includes the Company, and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

Note 13: Fair Value of Financial Instruments

The Company uses the following methods to estimate the fair values of its financial instruments:

Cash and Cash Equivalents

The carrying amount approximates fair value due to the short-term maturities of such instruments.

Notes Payable to Parent

Due to the related party nature of the notes payable to Parent, it was not practicable to estimate their fair values due to the inability to obtain quoted market prices or determine current market rate for similar instruments. At April 2, 2004 and December 31, 2003 and 2002, the carrying value of the notes payable to Parent was $94.6 million and $104.7 million and $160.3 million, respectively.

Note 14: Supplemental Disclosure of Cash Flow Information

Cash payments for interest and income taxes for the years ended December 31, 2003, 2002 and 2001 are as follows (in millions):

	2003	2002	2001
Cash (received) paid for:
Interest	$7.7	$14.2	$13.7
Income taxes	(0.1)	3.2	(10.4)